                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _2_)(1)

                        CADUS PHARMACEUTICALS CORPORATION
                                 (Name of Issuer)

                                   COMMON STOCK
                          (Title of Class of Securities)

                                   127639 10 2
                                 (CUSIP Number)

                                FEBRUARY 17, 2000
                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)


--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO 127639 10 2                13G                       Page 2 of 8 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:
       BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
-------------------------------------------------------------------------------
    NUMBER                   5   SOLE VOTING POWER
     OF                            0
   SHARES                    --------------------------------------------------
 BENEFICIALLY                6   SHARED VOTING POWER
  OWNED BY                       189,349
    EACH                     --------------------------------------------------
  REPORTING                  7   SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                     --------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 189,349
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          189,349
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.4%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 127639 10 2                13G                       Page 3 of 8 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:
       BIOTECHNOLOGY VALUE FUND II, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
-------------------------------------------------------------------------------
    NUMBER                   5   SOLE VOTING POWER
     OF                            0
   SHARES                    --------------------------------------------------
 BENEFICIALLY                6   SHARED VOTING POWER
  OWNED BY                       219,921
    EACH                     --------------------------------------------------
  REPORTING                  7   SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                     --------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 219,921
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          219,921
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.7%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 127639 10 2                13G                       Page 4 of 8 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:
       BVF PARTNERS L.P
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
-------------------------------------------------------------------------------
    NUMBER                   5   SOLE VOTING POWER
     OF                            0
   SHARES                    --------------------------------------------------
 BENEFICIALLY                6   SHARED VOTING POWER
  OWNED BY                       428,270
    EACH                     --------------------------------------------------
  REPORTING                  7   SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                     --------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 428,270
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          428,270
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 127639 10 2                13G                       Page 5 of 8 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:
       BVF INC.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
-------------------------------------------------------------------------------
    NUMBER                   5   SOLE VOTING POWER
     OF                            0
   SHARES                    --------------------------------------------------
 BENEFICIALLY                6   SHARED VOTING POWER
  OWNED BY                       428,270
    EACH                     --------------------------------------------------
  REPORTING                  7   SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                     --------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 428,270
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          428,270
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          IA, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 127639 10 2                13G                       Page 6 of 8 Pages


ITEM 1(a).   NAME OF ISSUER:
             Cadus Pharmaceuticals Corporation ("Cadus")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             777 Old Saw Mill River Road
             Tarrytown, NY  10591-6705

ITEM 2(a).   NAME OF PERSON FILING:

             This Amendment to Schedule 13G is being filed on behalf of the following persons*:

             (i)     Biotechnology Value Fund, L.P. ("BVF")
             (ii)    Biotechnology Value Fund II, L.P. ("BVF2")
             (iii)   BVF Partners L.P.  ("Partners")
             (iv)    BVF Inc. ("BVF Inc.")

             * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                     The principal business office of the persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).   CITIZENSHIP:

             BVF:                a Delaware limited partnership
             BVF2:               a Delaware limited partnership
             Partners:           a Delaware limited partnership
             BVF Inc.:           a Delaware corporation

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock.

ITEM 2(e).   CUSIP Number:

             127639 10 2

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CUSIP NO 127639 10 2                13G                       Page 7 of 8 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

             Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.      OWNERSHIP:

             The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Amendment to Schedule 13G is hereby incorporated by reference.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. /X/

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Cadus.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

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CUSIP NO 127639 10 2                13G                       Page 8 of 8 Pages


ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 23, 2000

             BIOTECHNOLOGY VALUE FUND, L.P.

             By:  BVF Partners L.P., its general partner

                  By:  BVF Inc., its general partner

                       By:   /s/ Mark N. Lampert
                            -----------------------------
                            Mark N. Lampert
                            President

             BIOTECHNOLOGY VALUE FUND II, L.P.

             By:  BVF Partners L.P., its general partner

                  By:  BVF Inc., its general partner

                       By:  /s/ Mark N. Lampert
                           -------------------------------
                           Mark N. Lampert
                           President

             BVF PARTNERS L.P.

             By:  BVF Inc., its general partner

                  By:  /s/ Mark N. Lampert
                      --------------------------
                      Mark N. Lampert
                      President

             BVF INC.

             By:  /s/ Mark N. Lampert
                 ---------------------------
                 Mark N. Lampert
                 President